Exhibit 99.1

Lynn Pieper Investor Relations, Westwicke Partners +1 (415) 202-5678 lynn.pieper@westwicke.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Reports Financial Results for First Quarter of Fiscal Year 2015

SUNNYVALE, Calif., October 29, 2014 — Accuray Incorporated (Nasdaq: ARAY) announced today financial results for the first fiscal quarter ended September 30, 2014.

First Quarter Highlights

•                  Gross orders of $58.8 million

•                  Total revenue of $82.4 million, an increase of 7% from the first fiscal quarter 2014

•                  Second evaluation unit Incise™ multi-leaf collimator installed for CyberKnife® M6™ Series System

•                  Exclusive three-year group purchasing agreement signed with Premier, Inc., covering the CyberKnife M6 and TomoTherapy® HDA™ product portfolios

“While our quarterly revenue results of $82.4 million were within the range of our financial guidance, gross product orders of $58.8 million were disappointing but not unexpected given the prior year comps.  Gross product orders are expected to be strong in the second half of this fiscal year driven by the release of licenses in China and the likely commercial release of the Incise multi-leaf collimator for our CyberKnife M6 System,” said Joshua H. Levine, president and chief executive officer of Accuray.  “While we are not giving orders guidance, we expect order growth to improve as the year progresses and on a full year-over-year comparison we expect to be at a substantially higher growth rate than the overall market.”

Financial Highlights

Total revenue reached $82.4 million, representing an increase of 7% from the prior fiscal year first quarter. The Americas region total revenues were $38.5 million, a decrease of 2%. Total revenues outside the Americas region were $43.9 million, an increase of 17%.  Product revenues totaled $33.0 million and represented an increase of 12% from the prior fiscal year first quarter while service revenues totaled $49.4 million, an increase of 5% over the prior fiscal year first quarter.

Total gross profit of $27.8 million represents an increase of 5% from the prior fiscal year first quarter.  Total gross profit margin was 33.7%, comprised of product gross margin of 37.4% and service gross margin of 31.3%.  This compares to total gross margin of 34.5%, product gross margin of 37.1% and service gross margin of 33.0% for the prior fiscal year first quarter.  Service margins were below expectations due to field service spending.

Operating expenses were $43.1 million, reflecting an increase of 11% compared with $38.8 million in the prior fiscal year first quarter.  Notably, selling and marketing expenses increased 24% against the prior fiscal year first quarter due to the growth and compensation of the sales force that occurred in the prior fiscal year and expenditures related to the ASTRO conference.

Net loss was $21.7 million, or $0.28 per share for the first quarter of fiscal 2015, compared to a net loss of $15.5 million, or $0.21 per share for the prior fiscal year first quarter.

Adjusted EBITDA loss for the first quarter of 2015 was $8.5 million, compared to a loss of $3.8 million in the prior fiscal year first quarter.

Cash, cash equivalents, and investments were $152.7 million as of September 31, 2014, a decrease of $19.2 million from June 30, 2014.

2015 Financial Guidance

Accuray reaffirmed its financial guidance for fiscal year 2015 on total revenue of $390 million to $410 million and adjusted EBITDA of $18 million to $27 million.

This financial guidance is unchanged from that provided on August 21, 2014.

Earnings Call Open to Investors

Accuray will host an investment community conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results and answer questions.  Conference call dial-in information is as follows:

•                  U.S. callers: (800) 706-7741

•                  International callers: (617) 614-3471

•                  Conference ID Number (U.S. and international): 71475380

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the company’s website, www.accuray.com.  The webcast will be available on the company’s web site for 14 days following the completion of the call.  In addition, a dial-up replay of the conference call will be available beginning October 29, 2014 at 5:00 p.m. PT/8:00 p.m. ET and ending November 5, 2014.  The replay telephone number is 1-888-286-8010 (USA) or 1-617-801-6888 (International), Conference ID: 33081968.

Use of Non-GAAP Financial Measures

The company has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  Additionally, it will assist management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

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There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding growth in gross orders, revenues and adjusted EBITDA, and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of its worldwide sales and marketing efforts; the success of the adoption of our CyberKnife and TomoTherapy Systems; the extent of market acceptance for the company’s products and services; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 29, 2014, and the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

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	Three Months Ended September 30,
	2014	2013

Gross Orders	$58,763	$63,398
Net Orders	32,282	60,063
Order Backlog	364,007	347,825

Net revenue:
Products	$33,015	$29,568
Services	49,366	47,073
Total net revenue	82,381	76,641
Cost of revenue:
Cost of products	20,665	18,601
Cost of services	33,915	31,562
Total cost of revenue	54,580	50,163
Gross profit	27,801	26,478
Operating expenses:
Research and development	14,149	12,950
Selling and marketing	17,974	14,454
General and administrative	10,950	11,360
Total operating expenses	43,073	38,764
Loss from operations	(15,272)	(12,286)
Other expense, net	(5,461)	(2,460)
Loss before provision for income taxes	(20,733)	(14,746)
Provision for income taxes	917	787
Net loss	$(21,650)	$(15,533)

Net loss per share - basic and diluted	$(0.28)	$(0.21)
Weighted average common shares used in computing loss per share:
Basic and diluted	77,290	74,700

	September 30,	June 30,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$107,295	$92,346
Investments	45,415	79,553
Restricted cash	1,457	1,492
Accounts receivable, net	52,943	72,152
Inventories	99,994	87,752
Prepaid expenses and other current assets	16,266	17,873
Deferred cost of revenue	12,417	13,302
Total current assets	335,787	364,470
Property and equipment, net	32,733	34,391
Goodwill	58,066	58,091
Intangible assets, net	21,529	23,517
Deferred cost of revenue	2,259	2,899
Other assets	9,263	11,820
Total assets	$459,637	$495,188
Liabilities and equity
Current liabilities:
Accounts payable	$14,695	$15,639
Accrued compensation	20,358	32,569
Other accrued liabilities	20,438	24,464
Customer advances	20,034	19,804
Deferred revenue	89,340	92,093
Total current liabilities	164,865	184,569
Long-term liabilities:
Long-term other liabilities	7,425	6,593
Deferred revenue	9,483	9,866
Long-term debt	197,371	195,612
Total liabilities	379,144	396,640
Equity:
Common stock	77	77
Additional paid-in capital	455,928	451,750
Accumulated other comprehensive income	1,232	1,815
Accumulated deficit	(376,744)	(355,094)
Total equity	80,493	98,548
Total liabilities and equity	$459,637	$495,188

Accuray Incorporated

Reconciliation of GAAP net loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
GAAP net loss	$(21,650)	$(15,533)
Amortization of intangibles (a)	1,988	2,202
Depreciation (b)	2,990	3,246
Stock-based compensation (c)	3,273	2,180
Interest expense, net (d)	3,988	3,306
Provision for income taxes	917	787
Adjusted EBITDA	$(8,494)	$(3,812)

(a) consists of amortization of intangibles - developed technology and distributor licenses

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes